For Immediate Release

Contact:	Investors: Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2814 rkrawiec@progenics.com	Media: Barri Winiarski WeissComm Partners (914) 584-7468

PROGENICS PHARMACEUTICALS REPORTS
FIRST QUARTER 2007 RESULTS

Tarrytown, NY, May 9, 2007 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the quarter ended March 31, 2007.

Revenues for the quarter ended March 31, 2007 totaled $17.6 million compared to revenues of $11.0 million for the same period in 2006. Revenues for the quarter primarily reflect reimbursement by Wyeth for development work performed by the Company under our methylnaltrexone collaboration ($10.5 million in 2007 and $4.1 million in 2006), recognition of a portion of the $60 million upfront payment received from Wyeth in December 2005 ($5.0 million in 2007 and $4.4 million in 2006) and funding from government grants and contracts ($2.1 million in 2007 and $2.5 million in 2006).

The Company’s expenses for the first quarter of 2007 were $29.9 million, compared to $15.6 million for the first quarter of 2006, including $2.9 million of non-cash expense for share-based compensation in 2007, compared to $2.2 million for the same period in 2006. The increase in expenses was primarily due to a $12.6 million increase in research and development expenses related to our collaboration with Wyeth, preparation for clinical trials for our other product candidates and an increase in headcount. General and administrative expenses also increased $1.7 million, primarily due to an increase in headcount.

The Company reported a net loss of ($10.4 million) or ($0.40) per share (basic and diluted) for the first quarter of 2007, compared to a net loss of ($2.6 million) or ($0.10) per share (basic and diluted) for the first quarter of 2006. At the end of the first quarter of 2007, Progenics had $140.1 million in cash, cash equivalents and marketable securities compared to $149.1 million at December 31, 2006.

Developments in early 2007

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Progenics submitted a New Drug Application for marketing approval to the U.S. Food and Drug Administration for the subcutaneous formulation of methylnaltrexone for the treatment of opioid-induced constipation in patients receiving palliative care.

•
Wyeth Pharmaceuticals and Progenics announced that Wyeth had begun clinical testing of a new formulation of oral methylnaltrexone for the treatment of opioid-induced constipation. Preliminary results from a phase 2 trial conducted by Wyeth showed that the initial formulation of oral methylnaltrexone tested was generally well tolerated, but did not exhibit sufficient clinical activity to advance into phase 3 testing.

•
Progenics announced positive results from a phase 1b trial of PRO 140, a humanized monoclonal antibody designed to inhibit entry of HIV (human immunodeficiency virus) into healthy cells. Results showed that patients receiving a single 5.0 mg/kg dose, the highest dose tested, achieved an average maximum decrease of viral concentrations in the blood of 98.5%. In these patients, reductions in viral load of greater than 90%, on average, persisted for two-to-three weeks after receiving a single dose of the drug. PRO 140 was generally well tolerated in this phase 1b proof-of-concept study.

“Progenics plans to be very busy in 2007,” said Paul J. Maddon, Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “We experienced our most significant milestone in the Company’s history during the first quarter, the filing of our first New Drug Application for the subcutaneous formulation of methylnaltrexone in patients receiving palliative care. In May, our progress continued as we reported positive data in our phase 1b clinical trial of PRO 140, with results representing the largest reported single-dose mean reduction in viral load for any HIV agent. We expect the balance of 2007 to remain active, including the planned submission of the subcutaneous form of methylnaltrexone for regulatory marketing approval in Europe, completion of pivotal phase 3 studies of methylnaltrexone in post-operative ileus, the initiation of clinical trials for PRO 140, and the filing of an Investigational New Drug application for our antibody-drug conjugate for metastatic prostate cancer.”

Company profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology and oncology. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative ileus. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5. In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immuno-therapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

(Financial Tables Follow)

PROGENICS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except net loss per share)

	Three Months Ended March 31,
	2007	2006

Revenues:

Contract research and development from collaborator	$15,499	$8,488
Research grants and contracts	2,119	2,462
Product sales	19	51
Total revenues	17,637	11,001

Expenses:
Research and development	22,421	10,283
License fees - research and development	750	275
General and administrative	6,276	4,512
Loss in joint venture		121
Depreciation and amortization	492	363
Total expenses	29,939	15,554

Operating loss	(12,302)	(4,553)

Interest income	1,869	1,910
Net loss	$(10,433)	$(2,643)

Net loss per share; basic and diluted	$(0.40)	$(0.10)

CONDENSED BALANCE SHEETS (in thousands)
	March 31, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$140,129	$149,100
Accounts receivable	1,699	1,699
Fixed assets, net	11,962	11,387
Other assets	3,381	3,725
Total assets	$157,171	$165,911

Liabilities	$50,927	$55,065
Stockholders’ equity	106,244	110,846

Total liabilities and stockholders’ equity	$157,171	$165,911

DISCLOSURE NOTICE: The information contained in this document is current as of May 9, 2007. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.